Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Record Performance. A Firm Foundation for 2023. Regions reports 2022 earnings of $2.1 billion, earnings per diluted share of $2.28
$7.2 billion in total revenue reflects 12 percent year-over-year growth.

BIRMINGHAM, Ala. - (BUSINESS WIRE) - January 20, 2023 - Regions Financial Corp. (NYSE:RF) today reported earnings for the fourth quarter and full-year ended December 31, 2022. The company reported fourth quarter net income available to common shareholders of $660 million and earnings per diluted share of $0.70. For the full-year 2022, the company reported net income available to common shareholders of $2.1 billion and record pre-tax pre-provision income(1) of $3.1 billion. Compared to full-year 2021, total revenue increased 12 percent to a record $7.2 billion on both a reported and adjusted basis(1) driven by growth in net interest income. Strong revenue growth contributed to a 17 percent increase in pre-tax pre-provision income(1) on a reported basis and a 21 percent increase on an adjusted basis(1) compared to the prior year. The company generated full-year positive operating leverage of 3.5 percent on a reported basis and 6.6 percent on an adjusted basis(1).

"I want to congratulate and thank our 20,000 associates for their hard work and dedication throughout the year," said John Turner, President and CEO of Regions Financial Corp. "We have built a strong, diverse and inclusive team, and Regions' associates do a great job serving our customers and communities. Our associates volunteered over 62,000 hours in the communities we serve during 2022, and we, along with the Regions Foundation, continued to foster inclusive prosperity through more than $20 million in combined community giving."
Turner added, "Regions continued its focus on delivering consistent, sustainable financial performance, generating record pre-tax pre-provision income(1) for 2022. During the year, we continued to make banking easier for our customers and our associates through innovations and account enhancements that improve the customer experience and better enable our teams to deliver tailored financial solutions. Our strategic investments continue to provide opportunities to broaden and deepen relationships with our customers. Additionally, our attractive footprint, combined with our innovative and comprehensive product set, has supported continued customer acquisition and revenue growth while delivering benefits for all stakeholders. While uncertainty remains, we have deliberately positioned the company to withstand an array of economic conditions, and our strong performance in 2022 provides a solid foundation as we enter 2023."

SUMMARY OF FULL-YEAR AND FOURTH QUARTER 2022 RESULTS:

	Quarter Ended			Year Ended
(amounts in millions, except per share data)	12/31/2022	9/30/2022	12/31/2021	2022	2021
Net income	$685	$429	$438	2,245	2,521
Preferred dividends and other	25	25	24	99	121
Net income available to common shareholders	$660	$404	$414	$2,146	$2,400

Weighted-average diluted shares outstanding	941	940	958	942	963
Actual shares outstanding—end of period	934	934	942	934	942

Diluted earnings per common share	$0.70	$0.43	$0.43	$2.28	$2.49

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(5)	$(182)	$(16)	$(182)	$(49)
Adjustments to non-interest income(1)	50	(1)	—	50	26
Net provision benefit from sale of unsecured consumer loans***	$—	$31	$—	$31	$—
Total pre-tax adjusted items(1)	$45	$(152)	$(16)	$(101)	$(23)

Diluted EPS impact*	$0.03	$(0.13)	$(0.01)	$(0.09)	$(0.03)

Pre-tax additional selected items**:
CECL provision (in excess of) less than net charge-offs****	$(62)	$(36)	$(66)	$(38)	$728
(Incremental provision) for and release of hurricane-related allowance for loan losses	20	(20)	—	—	—
Capital markets income - CVA/DVA	(11)	21	—	36	8
Residential MSR net hedge performance	(6)	2	(5)	2	(19)
PPP loan interest income*****	1	4	39	24	153
Pension settlement charges	(6)	—	(3)	(6)	(11)
Ginnie Mae re-securitization gains	—	—	—	12	—
*     Based on income taxes at an approximate 25% incremental rate. The third quarter of 2022 adjustments to non-interest expense included $179 million associated with a regulatory settlement. A civil monetary penalty of $50 million was included in the settlement amount that was not tax deductible.
**     Items impacting results or trends during the period, but are not considered non-GAAP adjustments. These items generally include market-related measures, impacts of new accounting guidance, or event driven actions.
***     The third quarter of 2022 net provision benefit of $31 million included a $94 million reserve release offset by a $63 million fair value mark recorded through charge-offs. While reflected as a pre-tax adjusted item, the net provision benefit is not included in a non-GAAP reconciliation as it is not a non-GAAP metric and was not used in the determination of any non-GAAP metrics.
**** The third quarter of 2022 CECL provision (in excess of) less than net charge-offs excludes the $31 million net provision benefit from the sale of unsecured consumer loans and both the third and fourth quarters of 2022 also exclude the $20 million provision for and subsequent release of hurricane-related allowance for loan losses.
*****    Interest income for the Small Business Administration's Paycheck Protection Program (PPP) loans includes estimated funding costs.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) for full-year 2022 include $179 million in professional, legal and regulatory fees associated with a third quarter settlement with the Consumer Financial Protection Bureau regarding one type of overdraft fee the company discontinued in 2021. The third quarter settlement was partially mitigated by a $50 million insurance reimbursement received and included in non-interest income in the fourth quarter. Full-year adjusted items also include a $31 million net provision benefit from the sale of certain unsecured consumer loans in the third quarter.

Total revenue

	Quarter Ended
($ amounts in millions)	12/31/2022	9/30/2022	12/31/2021	4Q22 vs. 3Q22		4Q22 vs. 4Q21
Net interest income	$1,401	$1,262	$1,019	$139	11.0%	$382	37.5%
Taxable equivalent adjustment	13	12	10	1	8.3%	3	30.0%
Net interest income, taxable equivalent basis	$1,414	$1,274	$1,029	$140	11.0%	$385	37.4%
Net interest margin (FTE)	3.99%	3.53%	2.83%

Non-interest income:
Service charges on deposit accounts	$152	$156	$166	(4)	(2.6)%	(14)	(8.4)%
Card and ATM fees	130	126	127	4	3.2%	3	2.4%
Wealth management income	108	108	100	—	—%	8	8.0%
Capital markets income	61	93	83	(32)	(34.4)%	(22)	(26.5)%
Mortgage income	24	37	49	(13)	(35.1)%	(25)	(51.0)%
Commercial credit fee income	25	26	23	(1)	(3.8)%	2	8.7%
Bank-owned life insurance	17	15	14	2	13.3%	3	21.4%
Securities gains (losses), net	—	(1)	—	1	100.0%	—	NM
Market value adjustments on employee benefit assets*	(9)	(5)	—	(4)	(80.0)%	(9)	NM
Insurance proceeds	50	—	—	50	NM	50	NM
Other	42	50	53	(8)	(16.0)%	(11)	(20.8)%
Non-interest income	$600	$605	$615	$(5)	(0.8)%	$(15)	(2.4)%
Total revenue	$2,001	$1,867	$1,634	$134	7.2%	$367	22.5%

Adjusted total revenue (non-GAAP)(1)	$1,951	$1,868	$1,634	$83	4.4%	$317	19.4%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee and director benefits that are offset within salaries and employee benefits and other non-interest expense.

Total revenue of approximately $2 billion represented an increase of 7 percent on a reported basis and 4 percent on an adjusted basis(1) compared to the third quarter of 2022. Representing a record, net interest income increased to $1.4 billion during the quarter. The 11 percent increase compared to the third quarter was driven primarily by higher interest rates, continued strong average loan growth and lower than anticipated deposit costs. Lower cash balances also supported the net interest margin, which increased 46 basis points to 3.99 percent.

Non-interest income decreased 1 percent on a reported basis and 9 percent on an adjusted basis(1) compared to the third quarter of 2022. Capital markets income decreased 34 percent. Excluding the impact of CVA/DVA, capital markets income remained relatively stable as growth in advisory transactions was offset by declines in customer hedging, syndications and real estate capital markets. Mortgage income decreased 35 percent as higher interest rates led to lower production volumes partially offset by higher mortgage servicing income. Card & ATM fees increased 3 percent driven primarily by seasonally higher interchange as well as a card rewards liability adjustment in the previous quarter that did not repeat. Service charges decreased 2 percent attributable to 3 fewer business days in the quarter. Despite volatile market conditions, wealth management income remained stable compared to the prior quarter. Market value adjustments on employee benefit assets (which are offset in salaries and benefits and other non-interest expense) decreased further during the quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	12/31/2022	9/30/2022	12/31/2021	4Q22 vs. 3Q22		4Q22 vs. 4Q21
Salaries and employee benefits	$604	$593	$575	$11	1.9%	$29	5.0%
Equipment and software expense	102	98	96	4	4.1%	6	6.3%
Net occupancy expense	74	76	76	(2)	(2.6)%	(2)	(2.6)%
Outside services	41	40	41	1	2.5%	—	—%
Professional, legal and regulatory expenses	23	199	33	(176)	(88.4)%	(10)	(30.3)%
Marketing	27	29	32	(2)	(6.9)%	(5)	(15.6)%
FDIC insurance assessments	18	16	13	2	12.5%	5	38.5%
Credit/checkcard expenses	14	13	15	1	7.7%	(1)	(6.7)%
Branch consolidation, property and equipment charges	5	3	—	2	66.7%	5	NM
Visa class B shares expense	7	3	8	4	133.3%	(1)	(12.5)%
Other	102	100	94	2	2.0%	8	8.5%
Total non-interest expense	$1,017	$1,170	$983	$(153)	(13.1)%	$34	3.5%
Total adjusted non-interest expense(1)	$1,012	$988	$967	$24	2.4%	$45	4.7%

NM - Not Meaningful

Non-interest expense decreased 13 percent on a reported basis but increased 2 percent on an adjusted basis(1) compared to the third quarter of 2022. Reported professional, legal and regulatory expenses decreased $176 million attributable primarily to the previously disclosed regulatory matter that was settled during the prior quarter. Salaries and benefits increased 2 percent due primarily to an increase in associate headcount and higher benefits expense.

The company's fourth quarter efficiency ratio was 50.5 percent on a reported basis and 51.6 percent on an adjusted basis(1). The effective tax rate was 21.5 percent in the fourth quarter.

Loans and Leases

	Average Balances

($ amounts in millions)	4Q22	3Q22	4Q21	4Q22 vs. 3Q22		4Q22 vs. 4Q21
Commercial and industrial	$50,135	$49,120	$42,254	$1,015	2.1%	$7,881	18.7%
Commercial real estate—owner-occupied	5,362	5,441	5,649	(79)	(1.5)%	(287)	(5.1)%
Investor real estate	8,290	7,879	7,185	411	5.2%	1,105	15.4%
Business Lending	63,787	62,440	55,088	1,347	2.2%	8,699	15.8%
Residential first mortgage	18,595	18,125	17,413	470	2.6%	1,182	6.8%
Home equity	6,017	6,050	6,334	(33)	(0.5)%	(317)	(5.0)%
Consumer credit card	1,207	1,176	1,155	31	2.6%	52	4.5%
Other consumer—exit portfolios	613	716	1,160	(103)	(14.4)%	(547)	(47.2)%
Other consumer*	5,533	6,177	5,398	(644)	(10.4)%	135	2.5%
Consumer Lending	31,965	32,244	31,460	(279)	(0.9)%	505	1.6%
Total Loans	$95,752	$94,684	$86,548	$1,068	1.1%	$9,204	10.6%

NM - Not meaningful.
*     Other consumer loans includes EnerBank.

Average loans and leases increased 1 percent compared to the prior quarter driven primarily by growth in commercial and industrial lending, investor real estate, residential first mortgages and EnerBank. Average business lending increased 2 percent reflecting broad-based growth in financial services, wholesale durables, information services, and multi-family. Commercial loan line utilization levels ended the quarter at approximately 43.4 percent, increasing 30 basis points over the prior quarter, while line commitments grew approximately $800 million during the quarter. Total average consumer lending decreased 1 percent driven primarily by a $1.2 billion unsecured consumer loan sale executed at the end of the third quarter.
Deposits

	Average Balances

($ amounts in millions)	4Q22	3Q22	4Q21	4Q22 vs. 3Q22		4Q22 vs. 4Q21
Customer low-cost deposits	$127,544	$130,167	$130,177	$(2,623)	(2.0)%	$(2,633)	(2.0)%
Customer time deposits	5,462	5,351	6,505	111	2.1%	(1,043)	(16.0)%
Corporate treasury other deposits	1	—	—	1	NM	1	NM
Total Deposits	$133,007	$135,518	$136,682	$(2,511)	(1.9)%	$(3,675)	(2.7)%

($ amounts in millions)	4Q22	3Q22	4Q21	4Q22 vs. 3Q22		4Q22 vs. 4Q21
Consumer Bank Segment	$83,555	$84,741	$80,930	$(1,186)	(1.4)%	$2,625	3.2%
Corporate Bank Segment	38,176	39,058	42,659	(882)	(2.3)%	(4,483)	(10.5)%
Wealth Management Segment	9,065	9,467	10,054	(402)	(4.2)%	(989)	(9.8)%
Other	2,211	2,252	3,039	(41)	(1.8)%	(828)	(27.2)%
Total Deposits	$133,007	$135,518	$136,682	$(2,511)	(1.9)%	$(3,675)	(2.7)%

In line with expectations, total average deposit balances decreased 2 percent in the fourth quarter of 2022. Average Consumer deposits declined 1 percent. Corporate and Wealth Management deposits experienced declines of 2 and 4 percent, respectively, as expected attrition continued in the quarter.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	12/31/2022	9/30/2022	12/31/2021
ACL/Loans, net	1.63%	1.63%	1.79%
ALL/Loans, net	1.51%	1.50%	1.69%
Allowance for credit losses to non-performing loans, excluding loans held for sale	317%	311%	349%
Allowance for loan losses to non-performing loans, excluding loans held for sale	293%	287%	328%
Provision for credit losses	$112	$135	$110
Net loans charged-off	$69	$110	$44
Adjusted net loan charge-offs (non-GAAP)(1)	$69	$47	$44
Net loans charged-off as a % of average loans, annualized	0.29%	0.46%	0.20%
Adjusted net loan charge-offs as a % of average loans, annualized (non-GAAP) (1)	0.29%	0.19%	0.20%
Non-performing loans, excluding loans held for sale/Loans, net	0.52%	0.52%	0.51%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale	0.53%	0.54%	0.54%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, and non-performing loans held for sale*	0.75%	0.65%	0.70%
Total Criticized Loans—Business Services**	$3,149	$2,771	$2,905
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Despite continued normalization in certain credit metrics, overall asset quality remained broadly stable during the quarter. Non-performing loans remained stable at 0.52 percent of total loans, while total delinquencies and criticized loans increased modestly. Total net charge-offs for the quarter were $69 million, or 29 basis points of average loans. Excluding the impact of the third quarter consumer loan sale, full-year adjusted net charge-offs(1) were 22 basis points.

Provision expense totaled $112 million for the quarter. The increase to the allowance for credit losses compared to the third quarter was attributable primarily to economic conditions, normalizing credit quality from historically low levels, and loan growth. These increases were partially offset by the elimination of the $20 million of hurricane-related reserves established in the prior quarter. The unique factors related to this event are not expected to result in significant losses.

The allowance for credit loss ratio remains strong at 1.63 percent of total loans, while the allowance as a percentage of nonperforming loans remains strong at 317 percent.

Capital and liquidity

	As of and for Quarter Ended
	12/31/2022	9/30/2022	12/31/2021
Common Equity Tier 1 ratio(2)	9.6%	9.3%	9.6%
Tier 1 capital ratio(2)	10.9%	10.6%	11.0%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	5.63%	5.01%	6.83%
Tangible common book value per share (non-GAAP)(1)*	$9.00	$8.15	$11.38
Loans, net of unearned income, to total deposits	73.6%	70.0%	63.1%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position with estimated capital ratios remaining well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 10.9 percent and 9.6 percent, respectively, at quarter-end. The company's liquidity position also remains robust including cash held at the Federal Reserve totaling $9.2 billion and a loan to deposit ratio of 74 percent at quarter-end. Relative to pre-pandemic conditions, Regions currently has limited need for wholesale funding.

During the fourth quarter, the company declared $187 million in dividends to common shareholders and did not repurchase any shares of Regions' common stock.

(1)Non-GAAP; refer to pages 13, 17, 18, 19 and 22 of the financial supplement to this earnings release for reconciliations.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on January 20, 2023, an archived recording of the webcast will be available at the Investor Relations page of www.regions.com following the live event.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $155 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,250 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

About Regions Foundation
Regions Foundation supports community investments that positively impact the communities served by Regions Bank. The Foundation engages in a grantmaking program focused on priorities including economic and community development; education and workforce readiness; and financial wellness. The Foundation is a nonprofit 501(c)(3) corporation funded primarily through contributions from Regions Bank.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in interest rates and unemployment rates, inflation, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our businesses and our financial results and conditions.
•Changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions. The duration and severity of any pandemic, including the COVID-19 pandemic, could disrupt the global economy, adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in tax law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of new tax legislation and/or interpretation of existing tax law, which may impact our earnings, capital ratios, and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Volatility and uncertainty related to inflation and the effects of inflation, which may lead to increased costs for businesses and consumers and potentially contribute to poor business and economic conditions generally.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the changes in U.S. presidential administration, control of the U.S. Congress, and changes in personnel at the bank regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.

•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our businesses.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses and risks related to such acquisitions, including that the expected synergies, cost savings and other financial or other benefits may not be realized within expected timeframes, or might be less than projected; and difficulties in integrating acquired businesses.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our businesses, such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Our ability to identify and address operational risks associated with the introduction of or changes to products, services, or delivery platforms.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our businesses on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and frequency of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our businesses and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries, in particular Regions Bank, could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of anti-takeover laws and exclusive forum provision in our certificate of incorporation and bylaws.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
•Other risks identified from time to time in reports that we file with the SEC.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2021 and the “Risk Factors” of Regions’ Quarterly Reports on Form 10-Q for the subsequent quarters of 2022, as filed with the SEC.

You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Net loan charge-offs (GAAP) are presented excluding adjustments to arrive at adjusted net loan-charge offs (non-GAAP). Adjusted net loan charge-offs as a percentage of average loans (non-GAAP) are calculated as adjusted net loan charge-offs (non-GAAP) divided by average loans (GAAP) and annualized. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation

Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.